Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference of our report dated March 4, 2003 with respect to the combined financial statements and supplementary information of Administrative Systems, Inc. and The Balanced Program, Inc. as of and for the year ended December 31, 2002, which report appears in National Financial Partners Corp.’s Registration Statement on Form S-1.

/s/ Abramson Pendergast & Company

Bellevue, Washington January 29, 2004